Exhibit 99.2

News release for immediate release

Contact information:
Heather J. Wietzel, Vice President, Investor Relations
217-788-5144 | investorrelations@horacemann.com
Horace Mann reports full-year 2021 net income of $3.39 per share and record core earnings* of $3.59 per share
Fourth-quarter 2021 net income of $0.96 per share and core earnings* of $0.97 per share
•Full-year net income and core earnings per share ahead of prior year, largely due to 18% increase in net investment income on strong limited partnership portfolio returns
◦Full-year 2021 net income return on equity of 8.0% with core ROE of 10.3%
•Fourth quarter demonstrated value of multi-year emphasis on products, distribution and infrastructure to serve education market
◦Supplemental fourth-quarter sales highest since onset of pandemic; Life and Retirement fourth-quarter sales up year over year
◦Fourth-quarter earnings for each segment ahead of expectations due to strong net investment income despite after-tax catastrophe losses of $9 million and auto loss ratio returning to pre-pandemic level
•Book value per share up 1% and book value excluding net unrealized gains* up 7% from year-end 2020
•Expect 2022 EPS in range of $3.45-$3.65 and ROE near 10%; in 2023 and beyond, targeting 10% average annual EPS growth and sustained double-digit ROEs
◦2022 guidance includes at least 15 cents from newly acquired Madison National Life Insurance Company’s current business activity, as well as initial contributions of the strategic growth initiatives that drive results in 2023 and beyond
◦Guidance continues to reflect catastrophe loss assumption in line with 10-year average and net investment income contribution with limited partnership portfolio returns closer to the historical averages
◦Larger, more diverse organization should generate more than $50 million in excess capital each year, available to support growth and to return to shareholders

SPRINGFIELD, Ill., Feb. 1, 2022 — Horace Mann Educators Corporation (NYSE:HMN) today reported financial results for the three months ended December 31, 2021:

($ in millions, except per share amounts)	Three Months Ended December 31,			Twelve Months Ended December 31,
	2021	2020	% Change	2021	2020	% Change
Total revenues	$331.4	$352.3	-5.9%	$1,330.1	$1,310.4	1.5%
Net income	40.5	47.8	-15.3%	142.8	133.3	7.1%
Net investment (losses) gains after tax	(0.3)	8.4	N.M.	(8.6)	(1.7)	N.M.
Other expense - goodwill and intangible asset impairments, after tax	—	(8.1)	N.M.	—	(8.1)	N.M.
Core earnings*	40.8	47.5	-14.1%	151.4	143.1	5.8%
Per diluted share:
Net income	0.96	1.13	-15.0%	3.39	3.17	6.9%
Net investment (losses) gains after tax	(0.01)	0.19	N.M.	(0.20)	(0.04)	N.M.
Other expense - goodwill and intangible asset impairments, after tax	—	(0.19)	N.M.	—	(0.19)	N.M.
Core earnings per diluted share*	0.97	1.13	-14.2%	3.59	3.40	5.6%
Book value per share				43.66	43.22	1.0%
Book value per share excluding net unrealized investment gains on fixed maturity securities*				36.64	34.38	6.6%
N.M. - Not meaningful.
* These measures are not based on accounting principles generally accepted in the United States of America (non-GAAP). They are reconciled to the most directly comparable GAAP measures in the Appendix to the Investor Supplement. An explanation of these measures is contained in the Glossary of Selected Terms included as an exhibit in the Company’s reports filed with the Securities and Exchange Commission.
The Horace Mann Companies 1 Horace Mann Plaza Springfield, Illinois 62715-0001
217-789-2500 www.horacemann.com

“For the second consecutive year, Horace Mann reported record core earnings, with core return on equity again above 10%. All our business areas are showing some encouraging signs of momentum, although the pace continues to vary by segment and geography compared to the pre-pandemic environment — partially due to regional variations in the course of the pandemic and differing community responses,” said Horace Mann President and CEO Marita Zuraitis. “We continue to see strong growth in our Retirement line, with sales up 5% over prior year as educators continue to focus on their long-term financial success. We have long benefited from cross-sell opportunities through Retirement relationships in new districts. And despite the inherent seasonality of fourth-quarter benefit enrollments, the Supplemental segment posted its strongest sales quarter since the pandemic began. We are pleased with this progress and look forward to its acceleration in 2022.
“Our results continue to benefit from our intentional diversification into limited partnership investments and commercial mortgage loan funds investments,” Zuraitis continued. “As a result, net investment income for the year was ahead of our original guidance by about $33 million, or more than 75 cents per share. The benefit of the higher net investment income was partially offset by full-year catastrophe losses above our 10-year average by about $15 million, or approximately 35 cents per share.
“With the addition of Madison National Life on Jan. 1, we dramatically improved our value proposition for school districts and educators,” Zuraitis said. “In 2022, we aim to leverage our expanded product offerings to increase our share of the educator market. Whether educators are buying insurance and financial solutions from a local, trusted advisor; through one of our direct channels; or receiving them through their school district employer, Horace Mann can be the partner to provide it.
“We expect our acquisition of Madison National and acceleration of growth through all channels will help us achieve our targeted 2022 core EPS and ROE, as the contribution from our limited partnerships portfolio is expected to return to our average historical returns,” Zuraitis said. “We also are assuming catastrophe losses in line with our 10-year average.
“Beginning in 2023, we are targeting 10% average annual EPS growth and sustained double-digit ROEs, driven by our profitable growth,” Zuraitis added. “We expect the stronger and more diverse company that Horace Mann has become to generate more than $50 million in excess capital each year. Going forward, we expect to continue to prioritize growth in our capital plans. At the same time, we are committed to maintaining our 13-year track record of annual increases in our cash dividend and returning capital to shareholders through repurchases.”
Segment guidance
2022 guidance includes accretion from Madison National’s current business activity as well as estimates of the initial contributions of strategic growth initiatives. Full-year net investment income is estimated to total about $310 million to $320 million, in line with 2021, with limited partnership portfolio returns modeled closer to the historical averages. Beginning with first quarter 2022, Horace Mann will report financial results in three operating segments. The new Life & Retirement segment will combine the current Life and Retirement segments. The Supplemental & Group Benefits segment will include the Supplemental business as well as the results of Madison National Life.
•Property & Casualty segment 2022 core earnings are expected to be in the range of $44 million to $48 million. In 2022, the underlying auto loss ratio is expected to be slightly higher than 2021 level as auto frequency remains near pre-pandemic levels, with inflation driving higher severity in both auto and property lines. Guidance reflects a catastrophe loss assumption of approximately 9.5 points on the combined ratio, in line with the 10-year average. The longer-term combined ratio target remains 95-96%. Net investment income is expected to be lower in this segment, as it benefited from strong limited partnership returns in 2021.
•Life & Retirement segment 2022 core earnings are expected to be in the range of $74 million to $77 million. Net investment income is expected to be up slightly, maintaining the net investment spread near the 2021 level. Guidance reflects mortality returning to actuarial expectations.
•Supplemental & Group Benefits segment 2022 core earnings are expected to be in the range of $47 million to $50 million. Claims utilization for supplemental and disability products is expected to be near pre-pandemic levels leading to a benefit ratio about 35% for voluntary products and about 50% for employer-paid products. As a result of the Madison National transaction, 2022 total amortization of intangible assets is expected to increase by 8 to 12 cents per share over 2021.
Reported results for 2021, discussed on the following pages, are based on the current four operating segments.

Property & Casualty segment full-year core earnings of $57 million with underlying combined ratio at 87.7%
(All comparisons vs. same period in 2020, unless noted otherwise)
The Property & Casualty insurance segment primarily markets private passenger auto insurance and residential home insurance. Horace Mann offers standard auto coverages, including liability, collision and comprehensive. Property coverage includes both homeowners and renters policies. For both auto and property coverage, Horace Mann offers educators a discounted rate and the Educator Advantage® package of features. The Property & Casualty segment represented 51% of 2021 total revenues and contributed $57.0 million to 2021 core earnings.

($ in millions)	Three Months Ended December 31,				Twelve Months Ended December 31,
	2021	2020	Change		2021	2020	Change
Property & Casualty premiums written*	$146.6	$153.0	-4.2%		$607.8	$635.5	-4.4%
Property & Casualty net income / core earnings*	14.5	22.8	-36.4%		57.0	76.5	-25.5%
Property & Casualty combined ratio	99.9%	90.2%	9.7	pts	99.2%	92.7%	6.5	pts
Property & Casualty underlying loss ratio*	64.4%	58.7%	5.7	pts	61.0%	54.9%	6.1	pts
Property & Casualty expense ratio	28.3%	28.3%	—	pts	26.7%	26.4%	0.3	pts
Property & Casualty catastrophe losses	7.2%	3.8%	3.4	pts	12.7%	13.0%	-0.3	pts
Property & Casualty underlying combined ratio*	92.7%	87.0%	5.7	pts	87.7%	81.3%	6.4	pts
Auto combined ratio	108.4%	96.2%	12.2	pts	96.1%	88.0%	8.1	pts
Auto underlying loss ratio*	79.3%	67.4%	11.9	pts	69.0%	60.4%	8.6	pts
Property combined ratio	84.7%	79.0%	5.7	pts	105.4%	102.0%	3.4	pts
Property underlying loss ratio*	37.3%	42.1%	-4.8	pts	45.9%	44.3%	1.6	pts

The Property & Casualty segment was profitable for both the fourth quarter and full year with stronger net investment income. Catastrophe loss costs were again above historic averages. Auto loss costs were higher in both the fourth quarter and full year largely due to the lower level of loss activity in 2020 periods. This was the result of frequency returning from the pandemic lows experienced in 2020 as well as elevated severity in 2021.
In the fourth quarter, policyholder catastrophe losses were $11.1 million, which added 7.2 points to the company’s combined ratio, compared to $6.1 million or 3.8 points in last year’s fourth quarter. The largest event was the Colorado wildfires in late December, with $5.3 million in policyholder losses.
The full-year auto underlying loss ratio was 69.0%, compared to the prior year auto underlying loss ratio of 60.4%, as driving patterns steadily returned to a more normal level and inflation continued to affect severity. The full-year property underlying loss ratio rose slightly, also reflecting the effect of inflation.
Property & Casualty full-year premiums written of $607.8 million were below last year with new business volume remaining below historical levels due to the continuing impact of the pandemic on sales. For the full year, auto average premiums were flat, even as miles driven has begun to rise. Property average premiums rose as adjustments to coverage values continue to take effect. Rate increases are expected to play an even greater role in the coming quarters.

Supplemental segment full-year core earnings of $46 million with fourth-quarter sales highest since pandemic began
(All comparisons vs. same period in 2020, unless noted otherwise)
The Supplemental insurance segment specializes in marketing supplemental insurance products, including cancer, heart, hospital, supplemental disability and accident for the education market. The segment represented 11% of 2021 total revenues and contributed $46.3 million to 2021 core earnings.

($ in millions)	Three Months Ended December 31,				Twelve Months Ended December 31,
	2021	2020	Change		2021	2020	Change
Sales*	$2.2	$1.4	57.1%		$6.4	$7.2	-11.1%
Premiums earned	31.0	31.9	-2.8%		125.3	130.7	-4.1%
Supplemental net income / core earnings*	11.5	12.5	-8.0%		46.3	43.1	7.4%
Pretax profit margin(1)	38.4%	41.5%	-3.1	pts	38.7%	36.4%	2.3	pts
(1)    Measured to total revenues.
Supplemental segment sales were $2.2 million in the fourth quarter, a 57.1% increase over last year and the highest quarter since the start of the pandemic. Persistency remained very strong at 92.5%.
Strong core earnings for both the quarter and the full year reflected higher net investment income, as well as favorable business trends including some continued benefit from short-term changes in policyholder behavior due to the pandemic. Segment expenses for the year include the non-cash impact of amortization of intangible assets under purchase accounting that reduced core earnings by $11.7 million pretax. Margins remain above management’s longer-term expectations because of the pandemic-related changes in policyholder behavior.
Retirement segment full-year core earnings excluding DAC unlocking of $51 million, benefiting from strong net investment spread
(All comparisons vs. same period in 2020, unless noted otherwise)
The Retirement segment primarily markets 403(b) tax-qualified fixed, fixed index and variable annuities; the Horace Mann Retirement Advantage® open architecture platform for 403(b)(7) and other defined contribution plans; and other retirement products to educators. Horace Mann is one of the largest participants in the K-12 educator portion of the 403(b) tax-qualified annuity market, measured by 403(b) net written premium on a statutory accounting basis. The Retirement segment represented 24% of 2021 total revenues and contributed $52.0 million to 2021 core earnings.

($ in millions)	Three Months Ended December 31,			Twelve Months Ended December 31,
	2021	2020	Change	2021	2020	Change
Net annuity contract deposits*	$104.2	$103.0	1.2%	$448.8	$429.1	4.6%
Annuity assets under management(1)				5,339.8	4,841.8	10.3%
Total assets under administration(2)				9,509.7	8,684.0	9.5%
Retirement net income	15.8	3.5	351.4%	52.0	20.1	158.7%
Retirement core earnings*	15.8	11.6	36.2%	52.0	28.2	84.4%
Retirement core earnings excluding DAC unlocking*	16.2	11.2	44.6%	51.0	26.8	90.3%
(1)     Amount reported as of December 31, 2021 excludes $834.6 million of assets under management held under modified coinsurance reinsurance.
(2)    Includes Annuity AUM, Brokerage and Advisory AUA, and Recordkeeping AUA.

Net annuity contract deposits rose 4.6% for the full year. Horace Mann’s relationship with educators often begins with 403(b) retirement savings products, including the company’s attractive annuity products, which provide encouraging cross-sell opportunities. Total cash value persistency remained strong at 94.4% for the fixed and variable annuities.

Horace Mann currently has $5.3 billion in annuity assets under management, including $2.2 billion of fixed annuities, $2.6 billion of variable annuities and $0.5 billion of fixed indexed annuities. Assets under administration, which includes Retirement Advantage and other advisory and recordkeeping assets, was up 9.5% from a year ago, as assets under management continued to rise due to strong equity market performance over the past 12 months.
The net interest spread improved again in the fourth quarter to 290 points for the full year, reflecting the strong returns from the limited partnership portfolio. Core earnings excluding DAC unlocking was up 90.3% for the year, primarily due to the strong net interest margin.
Life segment full-year core earnings were $16 million
(All comparisons vs. same period in 2020, unless noted otherwise)
The Life insurance segment primarily markets traditional term and whole life insurance products to educators. The Life segment represented 14% of 2021 total revenues and contributed $16.1 million to 2021 core earnings.

($ in millions)	Three Months Ended December 31,			Twelve Months Ended December 31,
	2021	2020	Change	2021	2020	Change
Total sales*	$3.1	$3.1	—%	$13.9	$12.7	9.4%
Annualized sales*	2.3	2.1	9.5%	8.7	8.5	2.4%
Life mortality costs	10.1	10.5	-3.8%	43.5	38.8	12.1%
Life net income / core earnings*	5.3	3.6	47.2%	16.1	10.4	54.8%
Life annualized sales were up 2.4% over last year, with fourth-quarter sales up 9.5% on continued sales of recurring premium policies. Life core earnings for the year rose 54.8%, reflecting strong net investment income growth offset by higher mortality costs. Full-year persistency for life products of 96.5% remains in line with prior periods.
Investment portfolio sees strong returns from limited partnership portfolio
(All comparisons vs. same period in 2020, unless noted otherwise)
Horace Mann’s investment strategy is primarily focused on generating income to support product liabilities, and balances principal protection and risk. Total net investment income includes net investment income on the investment portfolio managed by Horace Mann, as well as accreted investment income on the deposit asset on reinsurance related to the company’s reinsurance of policy liabilities related to legacy individual annuities written in 2002 or earlier.

($ in millions)	Three Months Ended December 31,				Twelve Months Ended December 31,
	2021	2020	Change		2021	2020		Change
Pretax net investment income - investment portfolio	$88.1	$76.0	15.9%		$321.4	$260.3		23.5%
Pretax investment income - deposit asset on reinsurance	26.0	25.2	3.2%		101.1	97.3		3.9%
Total pretax net investment income	114.1	101.2	12.7%		422.5	357.6		18.1%
Pretax net investment (losses) gains	(0.4)	10.5	N.M.		(11.0)	(2.3)		N.M.
Pretax net unrealized investment gains on fixed maturity securities					441.6	556.7		-20.7%
Investment yield on fixed income portfolio, pretax - annualized	4.27%	4.20%	0.07	pts	4.25%	4.23%	0.02	pts
N.M. - Not meaningful.

Total net investment income was up 18.1% or $64.9 million for the year. Net investment income on the managed portfolio rose 23.5%, reflecting strong returns on the limited partnership portfolio throughout the year, largely due to private equity and venture capital investments. The company’s fixed maturity securities portfolio is in a net unrealized investment gain position of $441.6 million pretax at December 31, 2021.

Book value excluding net unrealized investment gains up 7% year over year
At December 31, 2021, shareholders’ equity was $1.81 billion, or $43.66 per share. Excluding net unrealized investment gains on fixed maturity securities, shareholders’ equity was $1.52 billion, or $36.64 per share.* During the fourth quarter, Horace Mann repurchased 96,073 shares of common stock at an average price of $37.14. As of December 31, 2021, $15.3 million remained authorized for future share repurchases under the share repurchase program.
The company closed the acquisition of Madison National Life, a provider of group life, disability and specialty health insurance for educators and public sector employees, on Jan. 1, 2022. The transaction was funded with cash on hand and additional borrowings on the company’s revolving credit facility made in late 2021.
As a result, at December 31, 2021, total debt was $502.6 million, with $249.0 million outstanding on the company’s line of credit. The ratio of debt-to-capital excluding net unrealized investment gains* was 24.9% at year-end 2021, which aligns with levels appropriate for the company’s current financial strength ratings.
Investor webcast
Horace Mann’s senior management will discuss the company’s fourth-quarter and full-year financial results with investors on Feb. 2, 2022 at 10:00 a.m. Eastern Time. The conference call will be webcast live at investors.horacemann.com and archived later in the day for replay.
About Horace Mann
Horace Mann Educators Corporation is the largest financial services company focused on helping America’s educators and others who serve the community achieve lifelong financial success. The company offers individual and group life insurance and financial solutions tailored to the needs of the educator community. Founded by Educators for Educators® in 1945, the company is headquartered in Springfield, Illinois. For more information, visit horacemann.com.
Safe Harbor Statement and Non-GAAP Measures
Statements included in this news release that are not historical in nature are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to certain risks and uncertainties. Horace Mann is not under any obligation to (and expressly disclaims any such obligation to) update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Please refer to the company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021 and the company’s past and future filings and reports filed with the Securities and Exchange Commission (SEC) for information concerning important factors that could cause actual results to differ materially from those in forward-looking statements. Information contained in this news release include measures which are based on methodologies other than accounting principles generally accepted in the United States of America (GAAP). Reconciliations of non-GAAP measures to the closest GAAP measures are contained in the Appendix to the Investor Supplement and additional descriptions of the non-GAAP measures are contained in the Glossary of Selected Terms included as an exhibit to the company’s SEC filings.
# # #

HORACE MANN EDUCATORS CORPORATION
Financial Highlights (Unaudited)

($ in millions, except per share data)	Three Months Ended December 31,			Twelve Months Ended December 31,
	2021	2020	% Change	2021	2020	% Change
Earnings Summary
Net income	$40.5	$47.8	-15.3%	$142.8	$133.3	7.1%
Net investment (losses) gains, after tax	(0.3)	8.4	N.M.	(8.6)	(1.7)	N.M.
Other expense - goodwill and intangible asset impairments, after tax	—	(8.1)	N.M.	—	(8.1)	N.M.
Core earnings*	40.8	47.5	-14.1%	151.4	143.1	5.8%

Per diluted share:
Net income	$0.96	$1.13	-15.0%	$3.39	$3.17	6.9%
Net investment (losses) gains, after tax	(0.01)	0.19	N.M.	(0.20)	(0.04)	N.M.
Other expense - goodwill and intangible asset impairments, after tax	—	(0.19)	N.M.	—	(0.19)	N.M.
Core earnings*	0.97	1.13	-14.2%	3.59	3.40	5.6%
Weighted average number of shares and equivalent shares (in millions) - Diluted	42.2	42.2	—%	42.2	42.0	0.5%

Return on Equity
Net income return on equity - LTM(1)	8.0%	8.1%		8.0%	8.1%
Net income return on equity - annualized	9.0%	10.9%
Core return on equity - LTM*(2)	10.3%	10.5%		10.3%	10.5%
Core return on equity - annualized*	10.9%	13.5%

Financial Position
Per share:(3)
Book value				$43.66	$43.22	1.0%
Effect of net unrealized investment gains on fixed maturity securities(4)				$7.02	$8.84	-20.6%
Dividends paid	$0.31	$0.30	3.3%	$1.24	$1.20	3.3%
Ending number of shares outstanding (in millions)(3)				41.4	41.4	—%
Total assets				$14,383.9	$13,471.8	6.8%
Short-term debt				249.0	135.0	84.4%
Long-term debt				253.6	302.3	-16.1%
Total shareholders’ equity				1,807.4	1,790.1	1.0%

Additional Information
Net investment (losses) gains
Before tax	$(0.4)	$10.5	N.M.	$(11.0)	$(2.3)	N.M.
After tax	(0.3)	8.4	N.M.	(8.6)	(1.7)	N.M.
Per share, diluted	$(0.01)	$0.19	N.M.	$(0.20)	$(0.04)	N.M.
N.M. - Not meaningful.
(1)    Based on last twelve months net income and average quarter-end shareholders’ equity.
(2)    Based on last twelve months core earnings and average quarter-end shareholders’ equity which has been adjusted to exclude the fair value adjustment for investments, net of the related impact on deferred policy acquisition costs and applicable deferred taxes.
(3)    Ending shares outstanding were 41,393,484 at December 31, 2021 and 41,414,218 at December 31, 2020.
(4)    Net of the related impact on deferred policy acquisition costs and applicable deferred taxes.

HORACE MANN EDUCATORS CORPORATION
Statements of Operations and Consolidated Data (Unaudited)

($ in millions)	Three Months Ended December 31,			Twelve Months Ended December 31,
	2021	2020	% Change	2021	2020	% Change
Statements of Operations
Premiums and contract charges earned	$210.8	$233.7	-9.8%	$889.6	$930.7	-4.4%
Net investment income	114.1	101.2	12.7%	422.5	357.6	18.1%
Net investment (losses) gains	(0.4)	10.5	N.M.	(11.0)	(2.3)	N.M.
Other income	6.9	6.9	—%	29.0	24.4	18.9%
Total revenues	331.4	352.3	-5.9%	1,330.1	1,310.4	1.5%

Benefits, claims and settlement expenses	182.2	187.1	-2.6%	782.1	773.5	1.1%
Operating expenses	68.7	64.7	6.2%	251.5	237.8	5.8%
DAC unlocking and amortization expense	24.2	24.9	-2.8%	94.7	99.9	-5.2%
Intangible asset amortization expense	3.2	3.5	-8.6%	13.0	14.4	-9.7%
Interest expense	3.5	3.5	—%	13.9	15.2	-8.6%
Other expense - goodwill and intangible asset impairments	—	10.0	N.M.	—	10.0	N.M.
Total benefits, losses and expenses	281.8	293.7	-4.1%	1,155.2	1,150.8	0.4%

Income before income taxes	49.6	58.6	-15.4%	174.9	159.6	9.6%
Income tax expense	9.1	10.8	-15.7%	32.1	26.3	22.1%
Net income	$40.5	$47.8	-15.3%	$142.8	$133.3	7.1%

Premiums Written and Contract Deposits*
Property & Casualty	$146.6	$153.0	-4.2%	$607.8	$635.5	-4.4%
Supplemental	31.1	32.0	-2.8%	125.3	130.3	-3.8%
Net annuity contract deposits	104.2	103.0	1.2%	448.8	429.1	4.6%
Life	32.1	30.8	4.2%	116.9	110.1	6.2%
Total	$314.0	$318.8	-1.5%	$1,298.8	$1,305.0	-0.5%

Segment Net Income (Loss)
Property & Casualty	$14.5	$22.8	-36.4%	$57.0	$76.5	-25.5%
Supplemental	11.5	12.5	-8.0%	46.3	43.1	7.4%
Retirement	15.8	3.5	351.4%	52.0	20.1	158.7%
Life	5.3	3.6	47.2%	16.1	10.4	54.8%
Corporate & Other(1)	(6.6)	5.4	N.M.	(28.6)	(16.8)	-70.2%
Net income	$40.5	$47.8	-15.3%	$142.8	$133.3	7.1%
N.M. - Not meaningful.
(1)    Corporate & Other includes interest expense on debt and the impact of net investment gains and losses and other Corporate level items. The Company does not allocate the impact of corporate level transactions to the insurance segments consistent with how management evaluates the results of those segments. See detail for this segment on page 12.

HORACE MANN EDUCATORS CORPORATION
Business Segment Overview (Unaudited)

($ in millions)	Three Months Ended December 31,				Twelve Months Ended December 31,
	2021	2020	Change		2021	2020	Change
Property & Casualty
Premiums written*	$146.6	$153.0	-4.2%		$607.8	$635.5	-4.4%
Premiums earned	153.3	161.4	-5.0%		617.4	650.1	-5.0%
Net investment income	17.3	12.3	40.7%		61.1	42.6	43.4%
Other income	0.5	0.2	150.0%		4.5	2.3	95.7%
Losses and loss adjustment expenses (LAE)	109.7	100.0	9.7%		447.9	431.0	3.9%
Operating expenses (includes amortization expense)	43.3	45.7	-5.3%		164.8	171.7	-4.0%
Interest expense	—	—	N.M.		0.1	0.4	-75.0%
Income before income taxes	18.1	28.2	-35.8%		70.2	91.9	-23.6%
Net income / core earnings*	14.5	22.8	-36.4%		57.0	76.5	-25.5%
Net investment income, after tax	14.1	10.2	38.2%		50.2	35.7	40.6%

Catastrophe losses
After tax	8.8	4.8	83.3%		61.8	66.7	-7.3%
Before tax	11.1	6.1	82.0%		78.2	84.4	-7.3%
Prior years’ reserve development, before tax(1)
Auto	—	—	N.M.		(5.0)	(2.0)	150.0%
Property and other	—	(1.0)	N.M.		(2.2)	(8.2)	-73.2%
Total	—	(1.0)	N.M.		(7.2)	(10.2)	-29.4%

Operating statistics:
Loss and loss adjustment expense ratio	71.6%	61.9%	9.7	pts	72.5%	66.3%	6.2	pts
Expense ratio	28.3%	28.3%	—	pts	26.7%	26.4%	0.3	pts
Combined ratio	99.9%	90.2%	9.7	pts	99.2%	92.7%	6.5	pts
Effect on the combined ratio of:
Catastrophe losses	7.2%	3.8%	3.4	pts	12.7%	13.0%	-0.3	pts
Prior years’ reserve development(1)	—%	-0.6%	0.6	pts	-1.2%	-1.6%	0.4	pts
Combined ratio excluding the effects of catastrophe losses and prior years’ reserve development (underlying combined ratio)*	92.7%	87.0%	5.7	pts	87.7%	81.3%	6.4	pts

Risks in force (in thousands)					553	583	-5.1%
Auto(2)					376	399	-5.8%
Property					177	184	-3.8%

Policy renewal rate - 12 months
Auto(3)					83.7%	81.2%	2.5	pts
Property(3)					88.3%	86.8%	1.5	pts
N.M. - Not meaningful.
(1)    (Favorable) unfavorable.
(2)    Includes assumed risks in force of 4.
(3)    For the twelve months ended December 31, 2021, retention data is an estimate due to system conversion.

HORACE MANN EDUCATORS CORPORATION
Business Segment Overview (Unaudited)

($ in millions)	Three Months Ended December 31,				Twelve Months Ended December 31,
	2021	2020	Change		2021	2020	Change
Supplemental
Premiums and contract charges earned	$31.0	$31.9	-2.8%		$125.3	$130.7	-4.1%
Net investment income	6.1	6.0	1.7%		24.8	17.8	39.3%
Other income	0.7	0.7	—%		2.5	2.7	-7.4%
Benefits	9.8	9.4	4.3%		40.0	43.1	-7.2%
Operating expenses (includes DAC unlocking and amortization expense)	10.6	10.1	5.0%		41.9	40.4	3.7%
Intangible asset amortization expense	2.9	3.1	-6.5%		11.7	12.6	-7.1%
Income before income taxes	14.5	16.0	-9.4%		59.0	55.1	7.1%
Net income / core earnings*	11.5	12.5	-8.0%		46.3	43.1	7.4%

Benefits ratio(1)	31.6%	29.5%	2.1	pts	31.9%	33.0%	-1.1	pts
Operating expense ratio(2)	28.0%	26.2%	1.8	pts	27.5%	26.7%	0.8	pts
Pretax profit margin(3)	38.4%	41.5%	-3.1	pts	38.7%	36.4%	2.3	pts

Premium persistency (rolling 12 months)	92.5%	90.5%	2.0	pts	92.5%	90.5%	2.0	pts
N.M. - Not meaningful.
(1)    Ratio of benefits to earned premium.
(2)    Ratio of operating expenses to total revenues.
(3)    Ratio of income before taxes to total revenues.

HORACE MANN EDUCATORS CORPORATION
Business Segment Overview (Unaudited)

($ in millions)	Three Months Ended December 31,			Twelve Months Ended December 31,
	2021	2020	Change	2021	2020		Change
Retirement
Net annuity contract deposits	$104.2	$103.0	1.2%	$448.8	$429.1		4.6%
Variable	66.3	57.6	15.1%	266.5	226.2		17.8%
Fixed	37.9	45.4	-16.5%	182.3	202.9		-10.2%
Contract charges earned	10.8	8.2	31.7%	38.5	29.7		29.6%
Net investment income	42.7	37.9	12.7%	154.8	132.5		16.8%
Interest credited	14.1	14.2	-0.7%	56.2	58.6		-4.1%
Net interest margin	28.6	23.7	20.7%	98.6	73.9		33.4%
Investment income - deposit asset on reinsurance	26.0	25.2	3.2%	101.1	97.3		3.9%
Interest credited - Reinsured block	26.7	25.9	3.1%	104.6	100.9		3.7%
Net interest margin - Reinsured block	(0.7)	(0.7)	—%	(3.5)	(3.6)		2.8%
Other income	5.1	4.2	21.4%	19.8	16.3		21.5%
Mortality loss and other reserve changes	(1.9)	(1.2)	-58.3%	(5.5)	(5.3)		-3.8%
Operating expenses (includes DAC unlocking and amortization expense)	23.1	20.6	12.1%	84.7	77.0		10.0%
Intangible asset amortization expense	0.3	0.4	-25.0%	1.3	1.8		-27.8%
Other expense - goodwill and intangible asset impairments	—	10.0	N.M.	—	10.0		N.M.
Income before income taxes	18.5	3.2	478.1%	61.9	22.2		178.8%
Net income	15.8	3.5	351.4%	52.0	20.1		158.7%
Core earnings*	15.8	11.6	36.2%	52.0	28.2		84.4%
Pretax income increase (decrease) due to evaluation of:
Deferred policy acquisition costs	$(0.5)	$0.5	N.M.	$1.3	$1.8		-27.8%
Guaranteed minimum death benefit reserve	—	0.1	N.M.	—	0.1		N.M.
Annuity contracts in force (thousands)				230	230		—%
Retirement Advantage® contracts in force (thousands)				15	13		15.4%
Annuity accumulated account value on deposit / Assets under management				$5,339.8	$4,841.8		10.3%
Variable(1)				2,606.4	2,139.3		21.8%
Fixed				2,733.4	2,702.5		1.1%
Annuity accumulated value retention - 12 months
Variable accumulations				94.4%	95.0%	-0.6	pts
Fixed accumulations				94.3%	94.7%	-0.4	pts
Life
Premiums written and contract deposits*	$32.1	$30.8	4.2%	$116.9	$110.1		6.2%
Premiums and contract charges earned	15.7	32.2	-51.2%	108.4	120.2		-9.8%
Net investment income	22.6	20.4	10.8%	83.1	69.8		19.1%
Other income	—	0.1	-100.0%	0.3	0.2		50.0%
Benefits	20.0	36.4	-45.1%	127.9	134.6		-5.0%
Operating expenses (includes DAC unlocking and amortization expense)	11.7	11.6	0.9%	44.2	42.7		3.5%
Income before income taxes	6.6	4.7	40.4%	19.7	12.9		52.7%
Net income / core earnings*	5.3	3.6	47.2%	16.1	10.4		54.8%
Pretax income increase (decrease) due to evaluation of:
Deferred policy acquisition costs	$0.2	$(0.2)	N.M.	$0.2	$0.3		-33.3%
Life policies in force (in thousands)				200	202		-1.0%
Life insurance in force				$20,440	$19,821		3.1%
Lapse ratio - 12 months (Ordinary life insurance)				3.5%	4.2%	-0.7	pts
N.M. - Not meaningful.
(1)    Amount reported as of December 31, 2021 excludes $834.6 million of assets under management held under modified coinsurance reinsurance.

HORACE MANN EDUCATORS CORPORATION
Business Segment Overview (Unaudited)

($ in millions)	Three Months Ended December 31,			Twelve Months Ended December 31,
	2021	2020	% Change	2021	2020	% Change
Corporate & Other(1)
Components of income (loss) before tax:
Net investment (losses) gains	$(0.4)	$10.5	N.M.	$(11.0)	$(2.3)	N.M.
Interest expense	(3.5)	(3.5)	—%	(13.8)	(14.8)	6.8%
Other operating expenses, net investment income and other income	(4.2)	(0.5)	N.M.	(11.1)	(5.4)	-105.6%
Income (loss) before income taxes	(8.1)	6.5	N.M.	(35.9)	(22.5)	-59.6%
Net income (loss)	(6.6)	5.4	N.M.	(28.6)	(16.8)	-70.2%

Investments
Retirement and Life
Fixed maturity securities, at fair value (amortized cost, net 2021, $4,559.1; 2020, $4,458.1)				$4,915.4	$4,896.6	0.4%
Equity securities, at fair value				110.1	82.9	32.8%
Short-term investments				87.5	125.8	-30.4%
Policy loans				141.3	149.3	-5.4%
Limited partnership interests				492.9	276.6	78.2%
Other investments				45.8	51.5	-11.1%
Total Retirement and Life investments				5,793.0	5,582.7	3.8%
Property & Casualty
Fixed maturity securities, at fair value (amortized cost, net 2021, $663.5; 2020, $789.5)				723.8	867.2	-16.5%
Equity securities, at fair value				27.2	31.7	-14.2%
Short-term investments				52.1	6.8	N.M.
Limited partnership interests				171.8	136.1	26.2%
Other investments				1.0	1.1	-9.1%
Total Property & Casualty investments				975.9	1,042.9	-6.4%
Supplemental
Fixed maturity securities, at fair value (amortized cost, net 2021, $575.1; 2020, $541.0)				600.1	581.5	3.2%
Equity securities, at fair value				8.9	6.0	48.3%
Short-term investments				17.2	6.4	168.8%
Policy loans				0.8	0.8	—%
Limited partnership interests				48.1	36.3	32.5%
Other investments				3.5	1.8	94.4%
Total Supplemental investments				678.6	632.8	7.2%
Corporate & Other
Equity securities, at fair value				1.0	1.0	—%
Short-term investments				1.0	2.8	-64.3%
Total Corporate & Other investments				2.0	3.8	-47.4%
Total investments				$7,449.5	$7,262.2	2.6%
Net investment income - investment portfolio
Before tax	$88.1	$76.0	15.9%	$321.4	$260.3	23.5%
After tax	70.0	60.6	15.5%	255.8	207.7	23.2%
Investment income - deposit asset on reinsurance
Before tax	$26.0	25.2	3.2%	$101.1	97.3	3.9%
After tax	20.6	19.9	3.5%	79.9	76.9	3.9%
N.M. - Not meaningful.
(1)    The Corporate & Other segment includes interest expense on debt and the impact of investment gains and losses and other corporate level items. The Company does not allocate the impact of corporate level transactions to the insurance segments consistent with how management evaluates the results of those segments.